Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is by and between John J. Reyle (“Reyle” and/or “you”) and RAIT Financial Trust (“RAIT” and together with Reyle, the “Parties”).  As used in this Agreement, any reference to RAIT shall include its predecessors, successors, affiliates, parent or controlling corporations, partners, divisions, and subsidiaries, and each of its present, past, and future directors, officers, partners, trustees, principals, owners, including but not limited to managers, employees, representatives, attorneys, insurers, reinsurers, family, heirs, administrators, representatives, agents, successors, and assigns.  Any reference to Reyle shall include his family, heirs, administrators, representatives, agents, successors, and assigns.

A.Administrative Information

1.Separation Date.  Your last day of employment will be March 27, 2020 (the “Separation Date”), after which you no longer will be employed by RAIT.  Your final paycheck will include (i) your 2019 bonus payment in the gross amount of $476,886, (ii) any unpaid salary as of the Separation Date, and (iii) any accrued, declared, and unpaid dividends on prior equity awards, all less required withholdings and deductions.

2.Benefits. Except as expressly provided herein, your participation in, coverage by, and entitlement to all compensation, fringe benefits and employee benefit programs of RAIT will terminate upon the Separation Date.

3.Return of Property.  On or before the Separation Date, you will return to RAIT all RAIT property of any kind or character, which shall include, but not be limited to, all RAIT identification and credit cards, any equipment, books, keys, journals, records, publications, files, computers and computer disks, memoranda, data and documents of any kind or description (originals, copies, summaries, disks, files, etc.) that belong to or relate to RAIT or its business operations, including all confidential or proprietary information, and any other RAIT property in your possession or control; provided, however, that you may keep and not return the laptop and/or Surface tablet provided to you as well as a copy of all RAIT files.  In addition, you must also copy on a data carrier all data and programs on your personal computers, laptop or iPads, if any, to the extent such data and programs were provided to you or stored for the performance of your services for RAIT, and thereafter delete all such data and programs from your personal computer, laptop or iPad.

B.Separation Agreement and General Release of Claims

The Employment Agreement (as defined below), as modified by RAIT’s confirmed chapter 11 plan of liquidation (the “Chapter 11 Plan”), entitles you to the following severance package, provided that, as a condition to receipt of this severance package, you must sign and comply with the terms of this Agreement.  (This severance package is in addition to any salary, bonus compensation and benefits to which you are entitled through the Separation Date.)

1.Severance Payment.  RAIT will pay you severance in the total gross amount of $523,500.  This severance amount, less applicable withholdings and deductions, shall be paid on March 27, 2020.  Subject to your receipt of the amounts payable to you under section A.1 above and this Section B.1, you acknowledge and agree to waive any claim for 2020 bonus or additional severance or other amounts to which you may otherwise be entitled under the Employee Retention and Severance Plans (as defined in the Chapter 11 Plan) and/or the Employment Agreement with RAIT.

2.Release of Non-Compete Obligations.  RAIT agrees to release you from the non-competition, non-solicitation and other obligations that would otherwise survive the termination of your employment contained in Section 4.1 of your Amended and Restated Employment Agreement dated as of July 19, 2018 (the “Employment Agreement”).  You acknowledge and agree that the provisions of Sections 4.3 and 4.4 of the Employment Agreement relating to confidentiality and equitable relief shall remain in full force and effect, and you agree to abide by those provisions of the Employment Agreement.

3.Consideration.  You acknowledge that you are entering into this Agreement, including the General Release of Claims, in consideration for the payment and benefits described in Sections A.1 and B.A, to which you may not otherwise be entitled.  You specifically acknowledge that this Agreement provides consideration for your execution of the General Release of Claims.  You hereby accept the terms of and agree to be bound by this Agreement.

4.General Release of Claims and Covenant Not to Sue.  SUBJECT TO THE TERMS OF THIS SECTION B.4, FOR YOURSELF AND YOUR RESPECTIVE ADMINISTRATORS, EXECUTORS, AGENTS, BENEFICIARIES AND ASSIGNS, YOU AGREE TO WAIVE, RELEASE AND FOREVER DISCHARGE RAIT (AS DEFINED BELOW) OF AND FROM ANY AND ALL CLAIMS (AS DEFINED BELOW).  Subject to the terms of this Section B.4, you further agree that should any other person, organization or entity file a lawsuit or arbitration to assert any such Claim, you will not seek any personal relief in such an action.  Subject to the terms of this Section B.4, this General Release of Claims (“Release”) covers all Claims arising from the beginning of time up to and including the date you execute this Agreement.

Exclusions:  Notwithstanding any other provision of this Release, the following are not barred by the Release:  (a) Claims relating to the validity of this Agreement; (b) Claims by either party to enforce this Agreement; and (c) Claims that legally may not be waived.  Further, it is understood and agreed that this Agreement does not bar your right to file an administrative charge with the Securities and Exchange Commission (SEC), the Equal Employment Opportunity Commission (EEOC), or any other federal, state or local agency; prevent you from reporting to any government agency any concerns you may have regarding RAIT’s practices; or preclude your participation in an investigation by the SEC, EEOC, or any other federal, state or local agency, although the Agreement does bar your right to recover any personal relief (including monetary relief) if you or any person, organization, or entity asserts a charge or complaint on your behalf, including in a subsequent lawsuit or arbitration, except that you may receive an award from the SEC under the federal securities laws.

The following provisions further explain this Release:

a.Definition of “Claims”.  Except as stated above, “Claims” includes without limitation all actions or demands of any kind that you now have or may have or claim to have in the future.  More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected.

The nature of Claims covered by this Release includes without limitation all actions or demands in any way based on your employment with RAIT, the terms and conditions of such employment or your separation from employment.  More specifically, all of the following are among the types of Claims which, to the extent permitted by law, are waived and barred by this Release:

(i)Contract Claims (whether express or implied);

(ii)Tort Claims, such as for defamation or emotional distress;

(iii)Claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind;

(iv)Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin, whistleblowing or any other legally protected class;

(v)Claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, and similar federal, state, and local laws, statutes, and ordinances;

(vi)Claims under the Employee Retirement Income Security Act, the Occupational Safety and Health Act and similar state and local laws;

(vii)Claims for wages and benefits (including without limitation, bonuses, health and welfare benefits, vacation pay and other fringe-type benefits);

(viii)Claims for wrongful discharge; and

(ix)Claims for attorney’s fees, litigation expenses and/or costs.

b.The foregoing list is intended to be illustrative and not exhaustive.

You agree that this Release should be interpreted as broadly as possible to achieve your intention to waive all of your claims against RAIT.

c.Definition of “RAIT”.  For purposes of this Release, “RAIT” includes without limitation RAIT Financial Trust, and its respective past, present and future parents, affiliates, subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts.  It also includes all past, present and future board members, managers, directors, officers, partners, agents, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the foregoing.

d.The terms of this Section B.4 are effective upon, and expressly subject to, your receipt of the full amounts payable to you under Section A.1 and Section B.1 above.

Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to (nor does it) extinguish, limit or compromise in any way your rights to indemnification, defense or the advancement of defense costs to which you may be entitled from any source including, but not necessarily limited to, RAIT’s Charter or Bylaws, the Indemnification Agreement dated as of February 10, 2015 by and among Reyle,  RAIT, RAIT General, Inc., RAIT Limited, Inc. and RAIT Partnership, L.P., and/or any insurance contract/policy, in connection with any claim asserted against you relating to or arising out of your status as an employee, officer or trustee of RAIT and/or any of its current or former affiliates and/or subsidiaries.

5.False Claims Representation.  You affirm that you have no information concerning any conduct involving RAIT, including those entities and individuals related to RAIT as defined in the Release above, that you have any reason to believe may be unlawful or that involves any false claims to the United States.  You understand that nothing in this Agreement prevents you from cooperating with any government investigation.  However, as set forth in the Release above, you agree that you cannot receive any monetary or personal gain from such participation.

6.Confidentiality.  Until such time as it is publicly disclosed by RAIT, you agree to maintain the terms of this Agreement in the strictest confidence.  Until that time, you will not disclose or discuss any of the terms of this Agreement with anyone other than:  your immediate family members, financial advisor, accountant, and lawyer (provided they first agree not to disclose those terms to anyone else); the Internal Revenue Service; or pursuant to a subpoena or court order.

7.Cooperation.  You agree to assist RAIT, upon its reasonable request, in participating in the preparation for, response to, prosecution and/or defense of any litigation, investigation or other matter arising out of or related to your employment with or duties while employed with RAIT.  If RAIT requires your cooperation in accordance with this provision, RAIT shall reimburse you for reasonable out-of-pocket expenses (including travel, lodging, meals and reasonable attorneys’ fees), subject to reasonable documentation.  In addition, before requiring such cooperation, the parties will agree to a reasonable hourly rate to compensate you for the time you incur.

8.No Admission of Liability.  Nothing contained in this Agreement or payment of any consideration pursuant to this Agreement is or shall in any event be construed as or deemed to be an admission of liability, fault or noncompliance with any federal, state or local statute, public policy, tort law, contract law, common law or wrongdoing on the part of RAIT.

You agree to notify RAIT of your acceptance of this Agreement by delivering a signed copy to RAIT, addressed to my attention, no later than March 19, 2020.

By signing and returning this Agreement, you acknowledge that you have been provided a reasonable period of time to consider fully each and every term of this Agreement, including the Release, and that you have given the terms full and complete consideration.

9.Revocation Period.  You acknowledge that you have seven (7) days after signing this Agreement to revoke it if you choose to do so.  If you elect to revoke this Agreement, you must give written notice of such revocation to RAIT by delivering it to me in such a manner that it is actually received within the seven-day period.

10.Effective Date.  This Agreement will take effect on the first day following the expiration of the Revocation Period, provided that you choose not to revoke it.

11.Advice to Consult Legal Representative.  RAIT recommends that you consult with legal counsel of your choosing, at your own expense, regarding entering into this Agreement.  You acknowledge that you have had an opportunity to review this Agreement with counsel.  You also may wish to seek advice concerning the tax treatment of any compensation, benefit, or award to which you may be entitled.

12.Employee Certification – Validity of Agreement.  You, intending to be legally bound, certify and acknowledge that you have read carefully this Agreement and have executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect and with the advice of counsel.  You further declare you are competent to understand the content and effect of this Agreement and that your decision to enter into this Agreement has not been influenced in any way by fraud, duress, coercion, mistake or misleading information.  You further certify that you have not relied on any information except what is set forth in this Agreement.

13.Assignment.  You agree that you may not assign your rights or obligations under this Agreement. You further agree that RAIT may assign this Agreement to a successor or assignee in connection with a merger or consolidation.

14.Headings.  The headings contained in this Agreement are not a part of the Agreement and are included solely for ease of reference.

15.Integration and Modification.  You declare and represent that no promise or agreement has been made to you other than those expressed herein. This Agreement, together with the surviving provisions of the Employment Agreement (as modified herein) and the applicable provisions of the Chapter 11 Plan, constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, whether oral or written, between them.

16.Severability.  If any provision of this Agreement is or shall be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall not be affected thereby and shall remain in full force and effect.

17.Governing Law/Venue.  Except to the extent any such laws are preempted by Federal law, the parties agree that the terms of this Agreement will be governed by the laws of the Commonwealth of Pennsylvania without giving effect to the choice of laws principles of any state.  Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in (i) the United States Bankruptcy Court for the District of Delaware, if prior to the closing of RAIT’s chapter 11 case, or (ii) otherwise, a court of the Commonwealth of Pennsylvania (or, if appropriate, a federal court located within the Commonwealth of Pennsylvania), and in each instance you and RAIT consent to the jurisdiction of such a court.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed.

JOHN J. REYLE

/s/ John J. Reyle

By: John J. Reyle

Dated: March 23, 2020

RAIT FINANCIAL TRUST

By its Authorized Officer:

/a/ Alfred J. Dilmore

By:  Alfred J. Dilmore

Title:  Chief Financial Officer, Chief Accounting Officer and Treasurer

Dated: March 23, 2020